News from

EXHIBIT A

Public Relations Office:

Xerox Square - 004

100 S. Clinton Ave.

Rochester, NY 14644

FOR IMMEDIATE RELEASE

XEROX TO REDEEM TRUST PREFERRED SECURITIES

STAMFORD, Conn., Nov. 4, 2004 - Xerox Corporation (NYSE: XRX) announced the redemption, effective Dec. 6, 2004, of all issued and outstanding 7½ percent Convertible Trust Preferred Securities due 2021 (CUSIP No. 98411F202). Currently $1.035 billion principal amount of these securities is outstanding.

These securities were issued in November 2001 by Xerox Capital Trust II. The redemption price is $51.875 per security, plus accrued and unpaid interest to the redemption date. Wells Fargo Bank, N.A., the trustee, will send a notice of redemption to all registered holders of these securities.

As an alternative to cash redemption, holders of these 20.7 million securities have the option to convert their securities into shares of Xerox common stock at a conversion rate of $9.125 per share (5.4795 shares per $50 principal amount of securities at maturity) at any time before 5pm EST on Dec. 3, 2004, by complying with the conversion requirements detailed in the declaration of trust.

The securities are convertible into a maximum of 113,425,650 shares of Xerox common stock. Issuing these shares will have no impact on diluted earnings per share as they were previously included in the company’s diluted EPS calculation in accordance with the “if converted” accounting methodology.

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Media Contact:

Christa Carone, Xerox Corporation, 585-423-5074, christa.carone@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s second-quarter 2004 Form10-Q filed with the SEC.